Exhibit 23.2

[NETHERLAND, SEWELL & ASSOCIATES, INC. LOGO]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the inclusion of the information included or incorporated by reference in this Form 8-K/A with respect to the oil and gas reserves of Petrohawk Energy Corporation, as of December 31, 2004, and Mission Resources Corporation, as of December 31, 2004, 2003, and 2002 which information has been included or incorporated by reference in this Form 8-K/A in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	G. Lance Binder
G. Lance Binder
Executive Vice President

Dallas, Texas
September 2, 2005